Exhibit 99.1

LKQ Corporation Announces Fourth Quarter 2003 Results

Chicago, IL—February 26, 2004—LKQ Corporation (NASDAQ: LKQX) today reported results for its fourth quarter ended December 31, 2003, with revenue of $84.2 million and net income of $3.0 million, representing growth over the fourth quarter of 2002 of 18.4% and 31.5%, respectively.

“Our fourth quarter results showed very strong organic revenue growth as we continue to leverage our asset and customer base,” said Joe Holsten, president and chief executive officer.

2003 Reported Results

For the fourth quarter of 2003, revenue increased 18.4% to $84.2 million compared with $71.2 million for the fourth quarter of 2002. Approximately $1.3 million in revenue growth was attributable to the three businesses we acquired in 2003. For the fourth quarter of 2003, net income increased 31.5% to $3.0 million compared with  $2.3 million for the fourth quarter of 2002. Diluted earnings per share was $0.14 for the fourth quarter of 2003 compared with $0.12 for the fourth quarter of 2002.

For the year ended December 31, 2003, revenue increased 14.2% to $328.0 million compared with $287.1 million for the same period in 2002. Approximately $5.3 million in revenue growth was attributable to the three businesses we acquired in 2003.  For the year ended December 31, 2003, net income before cumulative effect of a change in accounting principle increased 32.4% to $14.6 million compared with  $11.0 million for the same period in 2002. Diluted earnings per share before cumulative effect of a change in accounting principle was $0.80 for the year ended December 31, 2003 compared with $0.57 for the same period a year ago.

For the year ended December 31, 2003, net income increased by $53.5 million to $14.6 million compared with a $38.9 million net loss for the same period in 2002. Diluted earnings per share was $0.80 for the year ended December 31, 2003 compared with diluted loss per share of $2.00 for the same period in 2002. The 2002 net loss reflects the $49.9 million cumulative effect of change in accounting principle, net of tax in the first quarter of 2002 related to implementation of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets.”

The number of outstanding shares of common stock in 2003 has changed from 2002 primarily due to two factors. In the first half of 2003, we repurchased 3.6 million shares from certain of our stockholders. In addition, early in the fourth quarter of 2003 LKQ Corporation issued 5.0 million shares in its initial public offering as discussed below.

Company 2004 Outlook

In January 2004, we acquired Metro East, a recycled automotive parts company.  Metro East provides LKQ its initial entry into the important St Louis market, and further enhances our distribution network, given the plant’s proximity to LKQ facilities in Arkansas, Kansas, and Indiana.

On February 20, 2004, we acquired Global Trade Alliance (GTA), one of the largest suppliers of aftermarket collision automotive replacement parts in the Midwestern United States.  GTA operates primarily under the trade names Action Crash Parts and Midwest Fender.  GTA competes in the aftermarket automotive parts industry, and its primary product lines include fenders, hoods, headlights, taillights, bumper covers, radiators, door mirrors, and grills.

GTA’s revenue for the twelve months ended January 31, 2004 was approximately $42.5 million.  GTA operates from over 20 locations serving 15 states primarily east of the Mississippi River.  GTA employs over 300 people.  We paid $30 million for the acquisition, $1.5 million of which was in LKQ common stock and the balance of which was in cash and assumed debt.  This acquisition represents LKQ’s entry into the aftermarket replacement parts industry, and complements our existing recycled parts business. By entry into this industry the addressable insured collision repair market for LKQ will approximately double.

LKQ currently receives requests for recycled OEM parts of the same type that GTA sells in the form of aftermarket parts, with these requests coming directly from requests generated by collision repair shops, or via LKQ’s repair order review process.  We receive far more requests for these part types than we can fill with recycled OEM parts, and it is our belief that we can convert many of these not-in-stock lost sales into confirmed sales of aftermarket parts.  In addition to benefits we foresee from increased fill rates and the associated growth in sales and customer satisfaction, we see other synergies in these complementary businesses. These synergies include leveraging of our investment in facilities, our distribution systems and network, our sales and marketing resources, our insurance carrier relationships, and our administrative support systems.

On February 25, 2004 we acquired the Cophers business operations in Florida.  Cophers competes in the retail recycled automotive parts business, and has four business operations in the greater Tampa market.  For the trailing twelve months ended January 31, 2004, these operations produced approximately $8 million in sales.  This acquisition complements the substantial network we have in the Florida market and will improve our ability to formulate additional salvage acquisition agreements directly with insurance carriers.  Cophers’ retail customer base buys parts for older model year vehicles than LKQ’s wholesale customer base. This type of older product can be generated from salvage-direct programs with insurance carriers and has generally been more difficult for LKQ to sell to its wholesale customer base.

We completed a new credit facility effective February 17, 2004.  The $75 million unsecured revolving credit facility replaces a previous secured credit facility. As part of terminating our previous secured credit facility,  $345,000 of previously paid debt issuance costs will be written off in Q1 2004. This write-off is included in the 2004 guidance below.

Including business acquisitions that we have announced to date, we expect full year 2004 revenue to be within a range of  $410 million to $425 million, net income to be within a range of $20.6 million to $21.7 million and diluted earnings per share to be between $0.92 and $0.97.

We expect the first quarter of 2004 to have revenue within a range of  $95 million to $100 million, net income to be within a range of $4.9 million to $5.4 million and diluted earnings per share to be between $0.22 and $0.24.

We estimate the weighted average number of diluted shares outstanding for the full year 2004 to be approximately 22.4 million and the weighted average number for our first quarter 2004 diluted shares outstanding to be approximately 22.2 million shares. These share numbers are estimates and as such will be affected by factors such as stock issued in any future acquisitions we may do, the number of options and warrants exercised in subsequent periods and changes in our stock price.

Quarterly Conference Call

We will host an audio webcast to discuss our fourth quarter results along with 2004 earnings guidance on Thursday February 26, 2004 at 10:30 am Eastern Time. The live audio webcast can be accessed on the internet at www.lkqcorp.com in the Investor Relations section. An online replay of the webcast will be available on the website approximately two hours after the live presentation and will remain on the site until March 26, 2004.

About LKQ Corporation

LKQ Corporation is the largest nationwide provider of recycled OEM automotive replacement parts and related services, with 44 sales and processing facilities and 11 redistribution centers that reach most major markets in the United States.  Through its subsidiary Global Trade Alliance, Inc., LKQ is one of the largest suppliers in the Midwest of aftermarket collision automotive replacement parts, operating over 20 locations serving 15 states primarily east of the Mississippi River.

On October 2, 2003, LKQ Corporation’s S-1 Registration Statement became effective and subsequently an initial public offering was consummated for 8,050,000 shares of its common stock, including the over-allotment option.  The offering was priced at $13.00 per share with 5,000,000 shares sold by LKQ Corporation and 3,050,000 shares sold by certain selling stockholders.

Forward Looking Statements

The statements in this press release that are not historical are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our expectations, beliefs, hopes, intentions or strategies.  Forward looking statements involve risks and uncertainties, some of which are not currently known to us.  Actual events or results may differ materially from those expressed or implied in the forward looking statements as a result of various factors.  These factors include the risk factors and other risks that are described in our Registration Statement on Form S-1 as declared effective on October 2, 2003 and in other reports filed by us from time to time with the Securities and Exchange Commission.  We assume no obligation to update any forward looking statement to reflect events or circumstances arising after the date on which it was made. This release contains a non-GAAP disclosure, EBITDA, which consists of income (loss) before provision for income taxes and cumulative effect of change in accounting principle plus depreciation and amortization and interest expense, less interest income. We have presented EBITDA information solely as a supplemental disclosure because we believe it provides a helpful analysis of our operating results. As required by SEC rules, we have provided a reconciliation of EBITDA to net income (loss).

Financial Tables To Follow

CONTACT:	LKQ Corporation
Mark T. Spears, Senior Vice President and Chief Financial Officer
312-621-1950
irinfo@lkqcorp.com

LKQ CORPORATION AND SUBSIDIARIES
Unaudited Consolidated Statements of Operations
( In thousands, except per share data )

	Three Months Ended		Year Ended
	December 31,		December 31,
	2003	2002	2003	2002
Revenue	$84,228	$71,164	$327,974	$287,125

Cost of goods sold	45,331	38,416	174,238	154,574

Gross margin	38,897	32,748	153,736	132,551

Facility and warehouse expenses	9,525	8,716	38,679	35,778

Distribution expenses	9,588	7,732	35,263	28,530

Selling, general and administrative expenses	13,274	10,937	48,289	42,385

Depreciation and amortization	1,376	1,376	5,446	5,014

Operating income	5,134	3,987	26,059	20,844

Other (income) expense
Interest expense	228	590	2,074	2,913
Stockholder loan guarantee fee	—	—	—	160
Interest income	(37)	(7)	(51)	(165)
Other (income) expense, net	(6)	(183)	(117)	(332)

Total other expense	185	400	1,906	2,576

Income before provision for income taxes and cumulative effect of change in accounting principle	4,949	3,587	24,153	18,268

Provision for income taxes	1,951	1,308	9,577	7,263

Income before cumulative effect of change in accounting principle	2,998	2,279	14,576	11,005

Cumulative effect of change in accounting principle, net of tax	—	—	—	(49,899)

Net income (loss)	$2,998	$2,279	$14,576	$(38,894)

Basic earnings (loss) per share:
Income before cumulative effect of change in accounting principle	$0.16	$0.13	$0.90	$0.62
Cumulative effect of change in accounting principle, net of tax	—	—	—	(2.82)

Net income (loss)	$0.16	$0.13	$0.90	$(2.20)

Diluted earnings (loss) per share:
Income before cumulative effect of change in accounting principle	$0.14	$0.12	$0.80	$0.57
Cumulative effect of change in accounting principle, net of tax	—	—	—	(2.57)

Net income (loss)	$0.14	$0.12	$0.80	$(2.00)

Weighted average common shares outstanding:
Basic	19,064	17,660	16,268	17,654

Diluted	21,538	19,398	18,258	19,399

LKQ CORPORATION AND SUBSIDIARIES
Unaudited Consolidated Condensed Statements of Cash Flows
( In thousands )

	Year Ended December 31,
	2003	2002
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$14,576	$(38,894)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	5,446	5,014
Deferred income taxes	2,328	1,118
Other adjustments	(71)	271
Cumulative effect of change in accounting principle	—	49,899
Changes in operating assets and liabilities, net of effects from purchase transactions:
Receivables	(3,893)	(1,816)
Inventory	545	(1,161)
Other operating assets and liabilities	2,018	3,309

Net cash provided by operating activities	20,949	17,740

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment, net	(8,936)	(6,746)
Cash used in acquisitions	(3,286)	—

Net cash used in investing activities	(12,222)	(6,746)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from the sale of common stock and warrant exercises	59,974	44
Debt issuance costs	(131)	(630)
Net borrowings (repayments) of long-term debt	(30,171)	(11,308)
Retirement of common stock	—	(103)
Repurchase of common stock	(22,902)	—

Net cash provided by (used in) financing activities	6,770	(11,997)

Net increase (decrease) in cash and equivalents	15,497	(1,003)

Cash and equivalents, beginning of period	584	1,587

Cash and equivalents, end of period	$16,081	$584

LKQ CORPORATION AND SUBSIDIARIES
Unaudited Consolidated Condensed Balance Sheets
( In thousands, except share data )

	December 31,
	2003	2002
Assets
Current Assets:
Cash and equivalents	$16,081	$584
Receivables, net	22,542	18,592
Inventory	54,004	53,779
Prepaid expenses and other current assets	3,078	1,448

Total Current Assets	95,705	74,403

Property and Equipment, net	43,893	39,861
Intangibles, net	50,846	49,328
Deferred Income Taxes	8,556	11,713
Other Assets	4,154	1,442

Total Assets	$203,154	$176,747

Liabilities and Stockholders’ Equity

Current Liabilities:
Accounts payable	$6,831	$4,536
Accrued expenses and other current liabilities	13,137	12,749
Current portion of long-term obligations	1,553	6,449

Total Current Liabilities	21,521	23,734

Long-Term Obligations, Excluding Current Portion	2,444	27,756
Other Noncurrent Liabilities	4,561	4,128

Redeemable Common Stock, $0.01 par value, 50,000 shares issued at December 31, 2003	617	—

Commitments and Contingencies

Stockholders’ Equity:
Common stock, $0.01 par value, 500,000,000 shares authorized, 19,476,831 and 17,644,885 shares issued at December 31, 2003 and 2002, respectively	195	176
Additional paid-in capital	191,602	154,492
Warrants	508	543
Deferred compensation expense	—	(73)
Retained earnings (Accumulated deficit)	(19,433)	(34,009)
Accumulated other comprehensive income	1,139	—

Total Stockholders’ Equity	174,011	121,129

Total Liabilities and Stockholders’ Equity	$203,154	$176,747

The following table reconciles EBITDA to net income (loss):

	Three Months Ended December 31,		Year Ended December 31,
	2003	2002	2003	2002
	(In thousands)
Net income (loss)	$2,998	$2,279	$14,576	$(38,894)
Cumulative effect of change in accounting principle, net of tax	—	—	—	49,899
Depreciation and amortization	1,376	1,376	5,446	5,014
Interest, net	191	583	2,023	2,908
Provision for income taxes	1,951	1,308	9,577	7,263

Earnings before interest, taxes, depreciation and amortization (EBITDA)	$6,516	$5,546	$31,622	$26,190